                                   Schedule 3A
                      Variable Universal Life Compensation
                          SAFECO Life Insurance Company
                              Individual Department

A. Definitions

1. Servicing Agency: The servicing agency is the agency designated by the policyholder to service the policy. If a policyholder requests a change of servicing agency, such request will be granted by SAFECO Life and commissions will be paid to the insurance agency with whom the servicing agent is associated.

2. Variable Production Credit (VPC): The annualized production credit awarded to Insurance Agency when a Flexible Premium Variable Universal Life policy is issued and paid. Net VPC represents an amount equal to the annualized basic first-year commissions reduced by the amount of any lapses if appropriate.

3. Commissionable Target Premium (CTP)/Target Premium (TP): The premiums on which SAFECO Life will pay the basic first-year commission percentage set forth below. SAFECO Life at its discretion, may change by policy form either the amount of CTP/TP or may change the percentage of commissions paid on the CTP/TP.

B. Compensation Terms

1. Insurance Agency will be deemed to be the Broker-of-Record and will receive commissions and fees as provided in this Schedule 3A so long as the servicing agency of any policy is or remains an Agent of Insurance Agency as defined in
Section 1(f) of the Sales Agreement. Status as servicing agency shall be determined in accordance with SAFECO Life's policies and procedures and as provided herein.

2. SAFECO Life reserves the right to charge Insurance Agency a fee in amounts to be announced from time to time by SAFECO Life for applications which have been submitted by Insurance Agency and are subsequently "Withdrawn", or "Filed Incomplete" and for policies which have been issued on a standard basis pursuant to applications submitted by Insurance Agency and which are returned to SAFECO Life as "Not Taken".

3. If, in the judgment of SAFECO Life, a policy replaces a policy previously issued by SAFECO Life on the same policyholder, other than a term conversion, the commission payable for the first-year of insurance with respect to the new policy will be adjusted in accordance with the rules of SAFECO Life in effect at the time of such replacement and if applicable, repaid to SAFECO Life by Insurance Agency. No issue count will be given to servicing agency on policies deemed by SAFECO Life to be internal replacements.

4. When a conversion privilege is exercised and the new policy is dated as of a current date, commissions will be paid at the rate specified in this Schedule under the new policy. No issue count will be given to servicing agency on policies issued as conversions.

5. Service fees if applicable will be payable in those calendar years in which the Insurance Agency receives a minimum of $1,000.00 in basic first-year commissions for the sale of flexible premium variable universal life policies.

6. When a policy has additional insurance riders, commissions and fees will be paid according to the commission schedule below in Section C.

7. If policy holder increases the policy face amount on a flexible premium variable universal life policy the insurance agency will be paid commissions as follows:

     a. For Premier Accumulation Life:

               1. If the increase is handled by adding Universal Life coverage on the base insured then the insurance agency will receive 60% of the target premium related to the coverage increase.

               2. If the increase is handled by adding additional term insurance coverage on the base insured then the servicing agent will receive 60% of the term premiums for that coverage.

     b. For Enhanced Accumulation Life:

               A one time fee at the rate of $2.00/$1,000 of face amount increase to a maximum of $300.00 will be paid to the insurance agency.

8. When a policy holder requests a face amount decrease on a Premier Accumulation Life policy a portion of the commissions previously paid to Insurance Agency on the portion of the policy that is being decreased must be repaid to SAFECO Life. The amount to be repaid to SAFECO life will be calculated by determining the percentage of the face amount decrease and then multiplying that amount by the commissions already paid to the Insurance Agency as follows:

               a. If the face amount decrease occurs during the first 12 policy months then 100% of the amount calculated will be charged back.

               b. If the face amount decrease occurs during the second policy year (policy months 13 through 24) then 50% of the amount calculated will be charged back.

9. In the event of a policy lapse a repayment to SAFECO Life of the commission previously paid to Insurance Agency on such policy will be required and will be calculated as follows:

          a. For Premier Accumulation Life:

               1) if the policy is in the first policy year (months 1 through
               12) when it lapses then 100% of all of the commission paid to the insurance agency will charged back.

          2) if the policy is in its second policy year (policy months 13 through 24) 50% of all of the commission paid to the insurance agency will be charged back.

     b. For Enhanced Accumulation Life policies:
          If the policy was issued less than 13 months prior to the policy lapse then the commission charged back to the insurance agency is the commission previously paid times the number of months remaining in the first policy year, divided by twelve.

10. If the Sales Agreement or this Schedule is terminated, the commissions payable hereunder shall be limited to those payable through the sixth policy year. SAFECO Life may, at its option, elect to pay Insurance Agency the total present value of all such vested renewal commissions in a lump sum instead of paying them as premiums are received.

11. For Premier Accumulation Life: Insurance agency will not receive any commission on the portion of a 1035 Exchange premium that is a loan.

12. Insurance Agency has no authority to deliver any life insurance policy unless such delivery takes place during the lifetime, and with no change in health since the date of the application of all the persons proposed for insurance under such policy.


C. Commission Schedule

1. Basic First-year Commissions

PREMIER ACCUMULATION LIFE - Premium up to the Target Premium:         60%

ENHANCED ACCUMULATION LIFE - Premium up to the Commissionable
Target Premium received in the first 12 months:                       60%


2. Riders


PREMIER ACCUMULATION LIFE -
Annual Renewable Term Rider:                Same First-Year Rate as Base Policy

Level Premium Term Rider                    Same First-Year Rate as Base Policy


ENHANCED ACCUMULATION LIFE - Policy Term
Riders issued simultaneously with
 base policy:                               Same First-Year Rate as Base Policy


3. Basic Renewal Commissions

PREMIER ACCUMULATION LIFE - Premium in excess of the
Target Premium received in the first 12 months:                         3%

PREMIER ACCUMULATION LIFE - Premium in excess of the
Target Premium received in policy years 2 through 6:                    2%

ENHANCED ACCUMULATION LIFE - Premium in excess of the
Commissionable Target in received in first 12 months or
received in 2nd through 6th policy years:                               3%

4. Service Fees

Are only payable on Enhanced Accumulation Life and
Accumulation Life policies to servicing agencies on premiums
received in 7th and subsequent policy years:                            2%

                                   SCHEDULE 3B

                      VARIABLE UNIVERSAL LIFE COMPENSATION
                          SAFECO LIFE INSURANCE COMPANY
                              INDIVIDUAL DEPARTMENT
                       LIFE EXPENSE ALLOWANCE ENDORSEMENT

PAYMENT

SAFECO agrees to pay the Insurance Agency a Life Expense Allowance (LEA) on basic first-year commissions of all Flexible Premium Variable Life policies.

CALCULATION

LEA shall equal 50% of the basic first-year commission paid.

The provisions of this Schedule 3B supersede any prior LEA Endorsement(s).

                                   SCHEDULE 3C

                      VARIABLE UNIVERSAL LIFE COMPENSATION
                          SAFECO LIFE INSURANCE COMPANY
                              INDIVIDUAL DEPARTMENT
                          PRODUCTION BONUS ENDORSEMENT

QUALIFICATIONS
Insurance Agency will receive a production bonus on the business of each Agent associated with the Insurance Agency who:

1.   produces 15,000 or more Net VPC during the calendar year and
2.   has 85% persistency or greater for the calendar year

Insurance Agency and each Agent meeting the qualifications above must represent SAFECO Life on the last day of the calendar year for which a bonus will be calculated.

PAYMENT
The bonus will be paid within two months of December 31 of the year in which it is earned, and payment will be based on the basic first-year commissions on Flexible Premium Variable Life policies actually recorded in the year in which the bonus is earned.

CALCULATION
The bonus calculations for each Agent are based on calendar year VPC, from January 1 through December 31, and on a percentage of paid, basic first-year commission on Flexible Premium Variable Life policies as follows:

          Current Year                 Percent of Paid Basic
            Net VPC                    First-Year Commissions
          ------------                 ----------------------

          15,000-29,999                       7.5%
          30,000-49,000                      12.5%
          50,000 or more                     15.0%

DEFINITIONS
1. Net VPC for each Agent is the production credit issued by SAFECO Life on Flexible Premium Variable Life business and which is issue and paid during the calendar year minus the production credited to policies which have lapsed during such year prior to their first renewal. Issued and paid VPC means the new production produced in the previous 12 months. Lapsed VPC means business for which, in the first 13 months, a monthly deduction was due and not paid.

2. Persistency is 100% minus the result of dividing the first-year lapsed VPC by the first-year issued and paid VPC.

3. For purposes of this Schedule 3C Insurance Agency production is production for which Insurance Agency is Broker-of-Record.

The provisions of this Schedule 3C supersede any prior Product Bonus Endorsement(s).

                                  SCHEDULE 3D
                          SAFECO LIFE INSURANCE COMPANY
     INDIVIDUAL LIFE VARIABLE TRAIL COMMISSION PRODUCTION BONUS ENDORSEMENT

DEFINITIONS:

1. Net VPC for each agent is the production credit issued by SAFECO Life on Flexible Premium Variable Universal life business and which is issued and paid during the calendar year minus the production credited to policies which have lapsed during such year prior to their first renewal. Issued and paid VPC means production credit issued by SAFECO Life on the new production for the previous 12 months. Lapsed VPC means the production credit issued by SAFECO Life on business for which in the first 13 months a monthly deduction was due and not paid.

2. Net Accumulation value with respect to a policy is accumulation value less any policy loans, loan interest and charges. Accumulation value also called policy account is the sum of the value of the Policy assets both in the Guaranteed Interest Division and the Separate Account.

3. For purposes of this Schedule 3D Insurance Agency production is production for which Insurance Agency is Broker-of-Record.

INITIAL QUALIFICATIONS:

Insurance Agency will receive a Trail Commission Production Bonus on the business of each agent with the Insurance Agency who produce 15,000 or more in net VPC in two consecutive calendar years beginning with the 1993 calendar year. Insurance Agency and each agent must represent SAFECO Life on the last day of the calendar year for which the Trail Commission Production Bonus will be calculated.

SUBSEQUENT QUALIFICATIONS:

Insurance Agency will receive a Trail Commission Production Bonus on the business of each agent with the Insurance Agency who continues to qualify by producing 15,000 or more in net VPC in 2 out of any 3 consecutive years. Insurance Agency and each agent must represent SAFECO Life on the last day of the calendar year for which the Trail Commission Production Bonus will be calculated.

VESTED QUALIFICATION:

Insurance Agency will receive a Trail Commission Production Bonus on the business of each agent with the Insurance Agency who after producing 15,000 or more of net VPC in 3 out of 4 consecutive years maintains a $1,000,000 or more of net accumulation value in all SAFECO Variable universal life policies. Insurance Agency and each agent must represent SAFECO Life on the last day of the calendar year for which the Trail Commission Production Bonus will be calculated.

PAYMENT:

The Trail Commission Production Bonus will be paid at the end of the first quarter of the year following the year in which bonus was earned.

CALCULATION:

The Trail Commission Production Bonus will be calculated as 25 basis points of the net policy accumulation values. Policy net accumulation values will be calculated on each agent's business as of December 31 each year.